UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2026
NEXTDECADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 3300
Houston, Texas		77002
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (713) 574-1880
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	NEXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2026, NextDecade Corporation (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Matthew Schatzman, its Chairman of the Board of Directors and Chief Executive Officer, effective immediately. The Agreement supersedes and replaces Mr. Schatzman’s prior employment agreement with the Company, originally dated September 8, 2017. The Agreement provides for an initial term through April 15, 2029, and will be automatically extended for an additional one-year period unless and until either the Company or Mr. Schatzman gives to the other written notice at least ninety (90) days prior to the applicable renewal date of a decision not to renew for an additional year.

The annual base salary set forth in the Agreement is $1,000,000, subject to increase in the discretion of the Company’s Board of Directors (the “Board”). Mr. Schatzman is eligible for an annual bonus with a target of 130% of his base salary, subject to increase in the discretion of the Board, based upon the achievement of performance targets established by the Board. Mr. Schatzman will also be eligible to receive long-term incentive compensation awards pursuant to the Company’s Omnibus Incentive Plan in such amounts as the Board determines in its discretion. The Agreement also provides that Mr. Schatzman is eligible for health insurance and disability insurance and other customary employee benefits.

If the Company terminates Mr. Schatzman’s employment without Cause, or if Mr. Schatzman voluntarily terminates his employment with Good Reason (each as defined in the Agreement), Mr. Schatzman will be entitled to receive: (i) an amount equal to his then current base salary for a period of 24 months, (ii) an amount equal to 200% of his then current annual target bonus, (iii) a prorated portion of the annual target bonus for the year in which the Agreement is terminated, and (iv) a lump sum payment equal to the total cost of premium payments for 24 months of coverage under the Company’s benefit plans. If, however, the Company terminates Mr. Schatzman’s employment without Cause, or if Mr. Schatzman voluntarily terminates his employment with Good Reason within 24 months following a Change of Control (as defined in the Agreement), Mr. Schatzman will be entitled to receive: (i) an amount equal to his then current base salary for a period of 36 months, (ii) an amount equal to 300% of his then current annual target bonus, (iii) a prorated portion of the annual target bonus for the year in which the Agreement is terminated, (iv) a lump sum payment equal to the total cost of premium payments for 36 months of coverage under the Company’s benefit plans, and (v) accelerated vesting of outstanding time-based equity awards and performance-based equity awards, with performance-based equity awards vesting at the greater of target performance and actual performance. The severance payments and benefits described above are contingent upon the execution of a release of claims against the Company.

Mr. Schatzman’s Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 15, 2026

NEXTDECADE CORPORATION

By:	/s/ Vera de Gyarfas
Name: Vera de Gyarfas
Title: General Counsel